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                                                       EXHIBIT (11)

                                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                       ---------------------------------------------
                                             Computation of Earnings Per Share
                                             ---------------------------------

Amounts in millions except per share amounts


                                                                      Three Months Ended              Nine Months Ended
                                                                           March 31                       March 31
                                                                     2004            2003            2004           2003
                                                                   ---------       ---------       ---------       ---------
BASIC NET EARNINGS PER SHARE
Net earnings                                                       $   1,528       $   1,273       $   5,107       $   4,231
Preferred dividends, net of tax benefit                                   32              31              97              94
                                                                   ---------       ---------       ---------       ---------
Net earnings available to common shareholders                      $   1,496       $   1,242       $   5,010       $   4,137
                                                                   =========       =========       =========       =========

Basic weighted average common shares outstanding                     1,289.2         1,293.5         1,293.8         1,296.8
                                                                   =========       =========       =========       =========

Basic net earnings per common share                                $    1.16       $    0.96       $    3.87       $    3.19
                                                                   =========       =========       =========       =========

DILUTED NET EARNINGS PER SHARE
Net earnings                                                       $   1,528       $   1,273       $   5,107       $   4,231
Deduct preferred dividend impact on
      funding of ESOP                                                      1               2               3               7
                                                                   ---------       ---------       ---------       ---------
Diluted net earnings                                               $   1,527       $   1,271       $   5,104       $   4,224
                                                                   =========       =========       =========       =========

Basic weighted average common shares outstanding                     1,289.2         1,293.5         1,293.8         1,296.8
Add potential effect of:
      Conversion of preferred shares                                    81.6            84.7            82.5            85.5
      Exercise of stock options                                         24.2            17.6            21.8            19.6
                                                                   ---------       ---------       ---------       ---------

Diluted weighted average common shares outstanding                   1,395.0         1,395.8         1,398.1         1,401.9
                                                                   =========       =========       =========       =========

Diluted net earnings per common share                              $    1.09       $    0.91       $    3.65       $    3.01
                                                                   =========       =========       =========       =========
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